Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Fogo de Chão, Inc. of our report dated April 29, 2013, except for the effects of the restatement discussed in Note 2 to the consolidated financial statements, as to which the date is December 19, 2014, relating to the consolidated financial statements of Fogo de Chão Churrascaria (Holdings) LLC, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

May 27, 2015